Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-196750

The information in this preliminary prospectus is not complete and may be changed. A registration statement related to these securities has been declared effective by the Securities and Exchange Commission. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED JULY 16, 2014

5,000,000 Shares of Common Stock

LiqTech International, Inc.

$             per share

__________________

We are offering 5,000,000 shares of our common stock. Our common stock is listed on the NYSE MKT under the symbol “LIQT.” On July 14, 2014, the closing price of our common stock on the NYSE MKT was $2.06 per share.

Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should review carefully the information described under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement and on page 4 of the accompanying prospectus.

__________________

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

________

(1)	In addition to the underwriting discount, we have agreed to issue the underwriter warrants exercisable within five years of the date of this offering representing 5% of the shares issued in this offering and agreed to pay up to $100,000 of the fees and expenses of the underwriter in connection with this offering. See the “Underwriting” section on page S-16 for a further description of underwriting compensation.

We have granted the underwriter an option to purchase up to an additional 750,000 shares of common stock from us at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus supplement to cover overallotments, if any.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Please refer to discussions in the accompanying prospectus under “Risk Factors” concerning how and when we may lose emerging growth company status and the various exemptions that are available to us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

__________________

The date of this prospectus is                     , 2014

Prospectus Supplement
About This Prospectus Supplement	S-ii
Prospectus Supplement Summary	S-1
Where You Can Find More Information	S-10
Risk Factors	S-11
Documents Incorporated by Reference	S-14
Cautionary Note Regarding Forward-Looking Statements	S-15
Use of Proceeds	S-15
Underwriting	S-16
Legal Matters	S-18
Experts	S-18
Disclosure of Commission Position on Indemnification	S-18

Prospectus
About This Prospectus	1
Prospectus Summary	2
Risk Factors	4
Documents Incorporated by Reference	5
Cautionary Note Regarding Forward-Looking Statements	6
Use of Proceeds	6
Plan of Distribution	6
Description of Our Capital Stock	8
Description of Warrants	9
Legal Matters	10
Experts	10
Disclosure of Commission Position on Indemnification	10

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date of such document.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus of LiqTech International, Inc., a Nevada corporation (collectively with all of its subsidiaries, the “Company”, “LiqTech”, or “we”, “us”, or “our”) form part of a Registration Statement on Form S-3 that we filed with the Securities and Exchange Commission (referred to as the “SEC”) using a “shelf” registration process. This document contains two parts. The first part consists of this prospectus supplement, which provides you with specific information about this offering. The second part, the accompanying prospectus, provides more general information, some of which may not apply to this offering. Generally, when we refer only to the “prospectus,” we are referring to both parts combined. References to our “common stock” refer to the common stock, par value $0.001 per share, of LiqTech International, Inc.

This prospectus supplement includes a discussion of risk factors and other special considerations applicable to this particular offering of securities. This prospectus supplement, and the information incorporated herein by reference, may also add, update, or change information in the accompanying prospectus. You should read both this prospectus supplement and the accompanying prospectus together with the additional information described under the heading “Documents Incorporated by Reference” and “Where You Can Find More Information.” If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. The information in this prospectus supplement, the accompanying prospectus, and any document incorporated by reference is accurate only as of its date, regardless of the time of delivery of this prospectus supplement or any sale of common stock.

All references in this prospectus supplement to our consolidated financial statements include, unless the context indicates otherwise, the related notes. The estimates of market share and industry data and forecasts included in or incorporated by reference into this prospectus supplement and the accompanying prospectus have been obtained from industry publications and surveys. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, we have derived certain market data from our expertise and experience in our industry and such data has not been verified by independent third-party sources.

This prospectus supplement, the accompanying prospectus, and the documents incorporated by reference may include our trademarks such as the “LiqTech NA” name in the United States and our four trademark registrations in the European Union (AQUA SOLUTION, CoMem, CDPX and FUTURE FILTRATION), which are protected under applicable intellectual property laws and are the property of the LiqTech International, Inc. or its subsidiaries. This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may also contain trademarks, service marks, trade names and copyrights of other companies, which are the property of their respective owners. Solely for convenience, trademarks and trade names referred to in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensor to these trademarks and trade names.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus supplement and accompanying prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus supplement or accompanying prospectus is accurate on any date subsequent to the date set forth on the front of such document or that any information

S-ii

we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus supplement and accompanying prospectus is delivered or securities are sold on a later date.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information that you should consider before deciding to invest in our securities. You should read carefully this entire prospectus supplement and the accompanying prospectus, as well as the documents we incorporate by reference, including the section entitled “Risk Factors” beginning on page S-11 of this prospectus supplement and page 4 of the accompanying prospectus and our consolidated financial statements and the financial statements of Provital Solutions A/S and the related notes, before making an investment decision.

LiqTech International, Inc.

Business Overview

LiqTech International, Inc. is a clean technology company that manufactures and sells state-of-the-art silica carbide (“SiC”) membranes primarily in two business areas: ceramic membranes for liquid filtration and diesel particulate filters (“DPFs”) for the control of soot exhaust particles from diesel engines. Our proprietary products use patented silicon carbide nanotechnology to facilitate new applications and improve existing filtration technologies. Our product portfolio is extensive and we are dedicated to growing our innovative base of liquid and diesel particulate filtration products. We believe we have an established track record of providing the industry’s best membrane filtration technology for various end-markets including Oil & Gas, wastewater, and drinking water.

Products and Solutions

Our disruptive liquid filtration technology is gaining traction and increased adoption by large companies in markets including Oil & Gas, fracking, clean water, desalination, and ballast water. For the last decade, we have been one of the key suppliers of silicon carbide diesel particulate filters to the retrofit automotive and stationary engine markets. Our DPF filters help clients meet emission standards of the Environmental Protection Agency (“EPA”) and the California Air Resources Board.

Ceramic Silicon Carbide Membrane for Liquid Filtration:

LiqTech’s SiC membranes offer consistent removal of oil and suspended solids at high throughput rates regardless of feed conditions. The membranes are ideal for treatment of produced water for discharge, re-injection, pre-reverse osmosis (“RO”) as well as polymer flooded streams. We offer on shore and off shore solutions and have extensive experience with produced water streams from fracking, gas condensate, and oil emulsions. We believe our SiC membranes are the best alternative to micro-flotation and walnut shell filters due to their cost savings, reduced installation cost and robustness with reduced downtime. Our chemically inert plug-and-play filter designs are extremely hard and durable materials with high flux (flow) to increase membrane life and reduce downtime for cleaning. SiC membranes are stronger, harder, longer lasting, more temperature resistant, and recover faster than conventional ceramic and polymeric membranes.

Our flat sheet membranes (“FSM”) offer low energy consumption, maximum permeation, innovative rack design, and high flux. These membranes are used in drinking water, pre-RO, and industrial wastewater reuse. The FSM carrier and the selective layer are also made of SiC, which gives the product some unique advantages such as high flux, total chemical resistance (pH 0-14), long life, and the lowest fouling tendency of any polymeric and ceramic membrane material. Our tubular membranes offer robust and high yielding membrane solutions for produced water from the Oil & Gas market, and industrial wastewater to remove suspended solids as well as oil droplets and oil-emulsions from solutions. Our dynamic high flux membrane disks are designed for removal of high suspended solids. The filtration format is outside-in, with internal permeation channels that facilitate removal of the solids. The cross flow effect is generated through the rotation of the discs at high velocities which enables flow cleaning of the filter membrane surface. This principle offers energy savings above 80% compared to conventional cross flow.

Diesel Particulate Filters:

Our diesel particulate filters remove more than 95% of the soot in diesel emissions and, in many installations, up to 99%. They are used in exhaust emission control solutions to the verified retrofit and the original equipment manufacturer (“OEM”) market sold through our direct sales force to distributors specializing in sales to end users. We use a proprietary “nano washcoat” to provide catalytic coating for anything from diesel particulate filters to catalytic converters. We have developed a robust silicon carbide diesel particulate filter that is especially useful for vehicles that produce a high soot load, and, if properly maintained, should last as long as the vehicle’s engine. Our DPFs are ideal for off-road vehicles because of their strength, chemical non-reactive nature, temperature resilience and thermal conductivity. Our catalysts remove and reduce carbon monoxide and hydrocarbons in the same emission control system when installed on the filter or as a separate diesel oxidation catalyst. Our DPF products are sold worldwide, under the LiqTech brand name.

Recent Developments

Acquisition of Provital:

On July 15, 2014, through our subsidiary LiqTech International A/S, a Danish company, we entered into a definitive agreement to acquire all of the equity interests in Provital Solutions A/S (“Provital”), a Danish company headquartered in Hobro, Denmark, from Masu A/S, a Danish company (the “Seller”) for cash consideration of DKK12,600,000, that is, approximately USD$2,300,000, and shares of our common stock (the “Payment Shares”) equal to DKK33,600,000, that is, approximately, USD$6,100,000, based on the price of our common stock offered in this offering.

Pursuant to the terms of the definitive purchase agreement, once delivered, one-third (1/3) of the Payment Shares shall be subject to a lock-up period of six (6) months pursuant to a lock-up agreement to be executed by the Seller. The remaining two-thirds (2/3) of the Payment Shares will be delivered to a mutually agreed upon escrow agent. One-third of the Payment Shares will be released from escrow contingent upon Provital, for the year ending December 31, 2014, achieving (i) gross revenues of not less than DKK65,000,000 and EBITDA of DKK6,500,000, or (ii) EBITDA of not less than DKK10,000,000 and gross revenues of not less than DKK50,000,000. Another one-third of the Payment Shares will be released from escrow contingent upon Provital, for the year ending December 31, 2015, achieving (i) gross revenues of not less than DKK120,000,000 and EBITDA of DKK12,000,000, or (ii) EBITDA of not less than DKK16,000,000 and gross revenues of not less than DKK80,000,000. The purchase agreement includes “catch up” provisions that provide that the Payment Shares placed in escrow will be released from escrow if Provital (1) for the years ending December 31, 2014 and December 31, 2015, achieves accumulated gross revenues (i) exceeding DKK185,000,000 and EBITDA of DKK18,500,000, or (ii) EBITDA of not less than DKK26,000,000 and gross revenues of not less than DKK130,000,000 or (2) for the year ending December 31, 2016, achieves gross revenues exceeding DKK105,000,000 and an EBITDA of not less than DKK21,000,000. As part of the agreement, we are obligated to support Provital with working capital to support its growth and launch of market-ready new products.

The acquisition agreement contains certain representations and warranties as well as certain conditions precedent to the parties’ obligations to consummate the acquisition and the transactions contemplated therein. One such condition to our obligations to carry out the transactions is that we shall have obtained satisfactory financing, in our sole discretion, to complete such transactions. We intend to finance a portion of the consideration payable by LiqTech to the equity holder of Provital with the net proceeds from this offering. Although a definitive agreement has been executed, we cannot guarantee when, or whether, the acquisition will be completed. We do, however, currently anticipate that the acquisition will be consummated promptly following the closing of this offering.

This strategic acquisition is consistent with our long-term growth strategy and would strengthen our position in the integrated filtration technologies market. Provital was one of the first in the world to develop filtration solutions based on ceramic membranes whose products result in more efficient, longer lasting systems that save water and demand less maintenance for large public pools and wastewater. The filtration systems are equipped with Provital’s own Intelligent Control System, which allows for local and/or remote control, monitoring and management of every aspect of the system. The system is easy to use and gives the user full control. The control system logs all necessary data and sends daily e-mails/SMS with all the information to a designated operator if required. We believe that Provital’s solution solves many of the problems present in today’s pool industry, including excess water consumption, energy, chemical usage, space and maintenance, and cost efficiency.

For fiscal years 2012 and 2013, Provital achieved net revenue of $1.0 million and $2.5 million, respectively. Provital’s gross margins for 2013 exceeded 70% and we believe Provital will increase our combined gross margin following completion of the acquisition. Provital achieved net income of $0.8 million in fiscal year 2013 and $0.3 million in fiscal year 2012. As of December 31, 2013, Provital had cash and cash equivalents of $0.2 million.

The acquisition of Provital would allow LiqTech to become a fully integrated, one-stop shop for plug-and-play filtration systems. We believe the combined Company will allow LiqTech to significantly accelerate the time to market for LiqTech’s SiC filters and provide us with immediate credibility in the liquid filtration industry, particularly with our SiC filters. By acquiring Provital, we would acquire a company that has operated profitably with significant growth in the filtration industry since founding. Additionally, we would gain validation in the industry by directly expanding our customer base to include existing reputable customers from Provital. We plan to continue the research and development, and marketing efforts of Provital’s UVC Hybrid Mercury/LED lighting systems for use in large marine and recreational pools.

Recent Contract Wins:

LiqTech is actively pursuing new opportunities accross our entire product line with new and existing customers.

On July 16, 2014, we announced a $0.3 million order from a Middle East customer to be delivered this year. The end-user placed the order to confirm the benefits of the LiqTech SiC membrane technology for various upstream produced water applications. We are currently engaged with many Oil & Gas projects primarily in Europe, the Americas and China. The purchase order was for one of our pilot systems installed with LiqTech SiC membrane technology in and effort to test the use of our SiC membranes for various produced water applications. We believe this first order can lead to follow-on sales in 2015. We see a general worldwide trend of increasing demand for higher quality re-injection water. We also see tightening discharge legislations, increasing water cuts (more water produced per barrel oil) and the introduction of Enhanced Oil Recovery (“EOR”) techniques that increase the amount of crude oil extracted from an oil field.

In June 2014, we announced a $0.3 million order from a Middle East Customer for a water membrane system. We view this as a validation point for our technology. This end-user placed the purchase order for one of our pilot systems installed with LiqTech SiC membrane technology in order to test the use of our SiC membranes for various produced water applications. We believe this first order can also lead to follow-on sales in 2015.

In May 2014, we announced a $0.3 million order with Time Solution, a Danish based company selling conventional RO systems, for commercial flat sheet membranes. The first prototypes of Time Solution’s filtration unit were finalized in December 2013 and the finished product has demonstrated positive results outperforming conventional technology for Pre-RO by lowering operating expenditures for customers.

In March 2014, we announced a $0.5 million order for DPFs with Emigreen B.V. Netherland, an expert in the emission control of industrial combustion engines. The integration of Emigreen’s generator engine and our filter resuting in the removal of 99.9% of soot particulates.

Also in March 2014, we announced our first SiC membrane order from an emerging algae market participant for $0.3 million. The algae market has been identified as one of our major emerging market opportunities, and companies in a number of industries including oil, chemical, and pharmaceuticals have identified opportunities in harvesting algae. More efficient harvesting processes are required to reduce production cost and the use of SiC membranes will be a key element in reducing cost thereby improving profitability for the end-users.

In March 2013, we announced our agreement with a global leader in oilfield equipment and services, FMC Technologies, Inc. (NYSE: FTI), for the use of our silicon carbide membrane technology for oil/gas applications. This exclusive agreement has brought us into the attractive unconventional shale Oil & Gas sector and will allow for the development of new water treatment systems. The agreement includes a multi-year, multi-million dollar commitment towards LiqTech in order for FMC Technologies to maintain exclusivity. The agreement may be terminated at any time by FMC by providing notice to us. We believe our solution will become increasingly common as the market continues to trend toward more stringent water qualities, which cannot be met with conventional technologies.

Competitive Strengths

Advantages of Silicon Carbide Membranes:

Our diesel exhaust and liquid filtration products utilize silicon carbide membranes which have certain qualities that we believe make our products more desirable than those of our competitors. Unlike filtration products that use aluminum oxide, silicon carbide membranes are chemically inert and temperature resistant. Furthermore, silicon carbide membranes exhibit a high degree of hydrophilicity (tendency of a surface to become wet or to absorb water) which results in unique flux (low energy consumption). Silicon carbide is also highly durable, with hardness second to diamonds, making it conducive in a variety of industrial settings. As a result, we believe that such superior properties make our products desirable in both exhaust emissions control products and liquid filtration products.

Broad Application of LiqTech Membranes:

Our membranes can and have been applied in a variety of applications, including the processing of industrial waste water, produced water and pretreatment of drinking water, prefilters for reverse osmosis, oil emulsion separation, bacteria removal, clearing of wine and beer, and separating metals from liquids used in industrial processes.

Marketing and Manufacturing in Key Markets and Expanding to Other Market:

We have production and sales capacity in North America and Europe. We also sell our products through offices and agents in several key countries such as Singapore, Germany, Korea, France, Italy and Brazil, and we have established customer relations in more than 15 countries.

Strong and Experienced Management Team:

Our management team has significant experience in the clean technology and filtration industries, driving growth through development of new applications and technologies and cultivating relationships with customers. Following the acquisition of Provital, Sune Mathiesen, Chief Executive Officer of Provital, will likely become Chief Executive Officer of the combined new company. Prior to Provital, Sune ran Dansk Plastmontering A/S, an industrial supplier of diverse engineering products.

Growth Strategy

LiqTech is evolving from a business focused on diesel particulate filters toward tubular membranes and flat sheet membranes for the pool and spa, pre-treatment of RO, and wastewater treatment markets. Our plans to grow our business include the following:

Continue Development and Improvement of Technologies:

We intend to continue development of our ceramic membranes and improve the filtration efficiency for our filtration products. Flat Sheet and Disc Membranes are two new membrane products that are focused on large growth areas in drinking water and desalination. We believe that the combination of our improved production technology and new products that are focused on the replacement market should enable an acceleration of revenue growth in our liquid membranes business segment. Through continuous development, we intend to find new uses for our products and plan to expand into any new markets that we believe represent growth opportunities for us, such as the algae market. One of our key strategies is to develop our membrane applications together with our customers including, for example, the development of the next generation of diesel particulate filters with asymmetric design for the OEM market. We also plan on manufacturing a SiC membrane of 0.01 microns or less, which would position us to enter the ultrafiltration market.

Expand into New Geographic Markets and Expand Existing Markets:

We provide filtration products for retrofit markets and aftermarkets. We have the opportunity to provide filters to the large end markets with attractive growth prospects. We plan on continuing to manufacture and sell our products out of Denmark and the United States. In October 2011, we opened sales offices in France and Germany and in January 2012, we opened a sales office in Singapore. We also intend to expand our production capability to Asia when needed, by investing in a new production facility in South Korea, along with opening new marketing offices on the continent. In addition to utilizing local representatives, we intend to establish sales outlets with technical support in other European nations such as Italy. In certain other locations such as Japan, China and Australia, we intend to work with agents and partners to access such markets. In 2014, we had our first delivery to Beijing, China into the retrofit filter market and we believe we could experience increased sales throughout China as other cities follow suit.

Strengthen Position in DPF Market:

We believe that we have a strong position in the retrofit market for diesel particulate filter systems. We intend to continue our efforts to maintain our strength in this area. The global market for retrofitting diesel engines with DPFs is expected to grow from approximately 5 million cumulative retrofit units in 2010 to approximately 20 million cumulative retrofits by 2025. Furthermore, we intend to leverage our experience in the OEM market and expand our presence in the OEM market with new products relating to diesel particulate filter systems. We intend to leverage our products and experience, as the global DPF market is expected to undergo significant growth.

Focus on Developing Inorganic Reverse Osmosis Membrane:

There is no inorganic reverse osmosis membrane in the market today. In 2011, we received a $2 million grant from The Danish National Advanced Technology Foundation to develop a SiC-based membrane that can perform reverse osmosis. We intend to continue our research and development efforts to modify our membrane into one that can perform reverse osmosis over the next several years.

The Market

Water is essential to life on earth, and clean water shortages are expected to affect two-thirds of the human population by 2025. One-third of the human population is living today with clean water shortcomings and this is expected to increase to two-thirds of the population by 2025 due to the growing population. According to the World Health Organization, approximately 1.6 million children die every year due to unsafe water and the lack of basic sanitation. Due to the growing need for pure water for drinking and industrial purposes, the market for membrane filtration is growing rapidly, with more and larger plants being commissioned all over the world.

We also see a general trend worldwide for increasing demand for higher quality re-injection water in connection with unconventional oil and gas production. In addition, we see tightening discharge legislations, increasing water cuts (more water produced per barrel oil) and the introduction of Enhanced Oil Recovery (“EOR”) techniques. The tightening of produced water specifications is a problem for conventional technologies. However, LiqTech SiC membranes have been shown to solve these challenges and we believe represent favorable market trends for our business.

According to Pike Research, the annual global investment in desalinization is estimated to reach $16.6 billion by 2016. As a result, we anticipate that global demand will increase for products such as ours that can be used to provide clean water. The growth is especially pronounced for reverse osmosis membranes. Reverse osmosis membranes are increasingly used for the production of drinking water (desalination of sea water or brackish water), for demineralized water in industrial processes (boiler feed water, microelectronics production), as well as in food processing and pharmaceutical production. Also, laboratories rely on pure water, for which demineralization is an essential step. According to Pike Research, the annual global investment in desalination is forecasted to reach $16.6 billion by 2016. According to another industry report, the aggregate water volume treated by membranes is expected to grow from 29 billion cubic meters in 2009 to 82 billion cubic meters in 2020. The market for systems that clean up ballast water, used primarily by ships to maintain balance, is forecasted by Frost & Sullivan to increase six fold within the next decade. Ballast water cleaning systems may reach as much as $3.1 billion by 2023, up from $467 million in 2013. The global algae biomass market is worth between €3.5 and €5 billion with a high level of SME (small and medium sized enterprises) participation. Of this total, the health food sector accounts for €1.5 billion and the aquaculture applications account for €0.5 billion.The algae market is expected to growth substantially as improved growth, harvesting and refining processes are developed.

The increase in global regulation of diesel particles is expected to drive growth in the DPF market. California continues to tighten regulation encouraging the use of DPF products and we expect other areas of the United States to begin introducing DPF filters. In Europe, cities in Germany are setting requirements for off-road machinery requirements for DPF filters. According to an industry publication, the global market for new DPF filters manufactured by OEMs is expected to increase from approximately 1.7 million units in 2010 to over 9 million units in 2020. Diesel emissions consist of several toxic gasses and particles: particulate matter (soot), carbon monoxide and hydrocarbons. Soot has been linked to a variety of health problems in humans. Abt Associates, for the Clean Air Task Force, estimates that approximately 21,000 people in the U.S. die prematurely each year from breathing diesel soot, 3,000 of those from lung cancer. Another 27,000 heart attacks, 14,500 hospitalizations and 2.4 million lost work days a year are attributable to diesel particulate matter exposures. In 2010, the Organization for Economic Co-operation and Development (OECD) estimated that diesel transport represented 50% of the total ambient air pollution in OECD countries, which equates to over $785 billion in health damages. The Abt Associates report, using EPA science advisory board methodology, estimated that the monetary value of the health damages from diesel-related particulate matter in the U.S. was approximately $139 billion (in 1999 dollars). Reducing diesel emissions will have both health benefits and social benefits to society, along with reduced costs.

In response to these health impacts, governments have been implementing legislation to regulate emissions from diesel engines. California implemented the Diesel Risk Reduction Plan which required the curtailment of diesel particle emissions by 25% by 2010 and a further 15% by 2020. New York City has implemented binding directives for the retrofitting of buses, garbage trucks and construction machines. In the European Union, Directive EC 715/2007 of June 20, 2007 defined particle count limits for certain cars and light utility vehicles. Also, in Europe, low emission zones have been implemented locally, creating a patchwork of regulation. The increase in global regulation of diesel particles is expected to drive growth in the DPF market. According to an industry publication, the global market for new DPF filters manufactured by OEMs is expected to increase from approximately 1.7 million units in 2010 to over 9 million units in 2020.

Corporate Information

We filed our Articles of Incorporation on July 1, 2004 and are incorporated under the laws of the State of Nevada. Our principal executive offices are located at Industriparken 22C, 2750 Ballerup, Denmark, and our telephone number is +4544986000. We maintain an Internet website at www.liqtech.com. The information contained in, or accessible from, our website is not a part of this prospectus supplement.

LiqTech International Summary Financial Data

The following table sets forth, for the periods indicated, our summary financial data. The summary financial data have been derived from our audited historical consolidated financial statements and accompanying notes for the years ended December 31, 2013 and 2012 and our unaudited historical consolidated financial statements for the three-month periods ended March 31, 2014 and 2013. The results included here are not necessarily indicative of future performance.

	Twelve Months Ended December 31,		Three Months Ended March 31,
(Dollar amounts in thousands)	2013	2012	2014	2013
			(unaudited)
Net sales	$12,826	$16,922	$3,198	$3,399
Cost of sales	11,514	14,218	2,642	2,837
Gross profit	1,312	2,704	555	562
Operating expenses:
Selling and marketing	2,650	2,435	670	574
General and administrative	3,065	3,301	673	662
Non-cash compensation	1,317	120	220	31
Research and development	500	742	101	147
Total operating expenses	7,531	6,598	1,663	1,415
Income (loss) from operations	(6,220)	(3,894)	(1,108)	(853)
Interest and other income	7	158	3	—
Interest (expense)	(51)	(149)	(12)	(12)
(Loss) on investments	(200)	(103)	(2)	—
Gain (loss) on currency transactions	8	48	3	(114)
Gain (loss) on sale of fixed assets	(2)	1	—	—
Total other income (expense)	(238)	(45)	(8)	(126)
Income before income taxes	(6,458)	(3,939)	(1,116)	(978)
Income taxes expense (benefit)	(1,612)	(1,166)	(358)	(297)
Net income	(4,847)	(2,774)	(757)	(681)
Less net income attributable to the non-controlled interest in subsidiaries	(19)	—	(2)	(12)
Net income attributable to LiqTech	$(4,827)	$(2,774)	$(755)	$(670)

Provital Solutions A/S Summary Financial Data

The following table sets forth, for the periods indicated, summary financial data for Provital. The summary financial data have been derived from Provital’s audited historical consolidated financial statements and accompanying notes for the years ended December 31, 2013 and 2012 and Provital’s unaudited consolidated financial statements for the three-month period ended March 31, 2014. The results included here are not necessarily indicative of future performance.

For converting all amounts relating to Provital’s results of operations and financial condition presented in this prospectus supplement, including in the statements of operations below, we have used the following average exchange rates: $0.183533 per Danish Krone at and for the three months ended March 31, 2014, $0.178063 per Danish Krone at and for the year ended December 31, 2013 and $0.172628 per Danish Krone at and for the year ended December 31, 2012.

	Twelve Months Ended December 31,		3 Months Ended March 31
(Dollar amounts in thousands)	2013	2012	2014
			(unaudited)
Net sales	$2,509	$1,008	$961
Cost of sales	962	611	648
Gross profit	1,547	397	313
Total operating expenses	416	147	153
Income (loss) from operations	1,131	250	160
Other financial income	—	(1)	—
Other financial expenses	65	33	18
Income before income taxes	1,066	218	142
Income taxes expense (benefit)	267	(46)	35
Net income	$799	$264	$107

THE OFFERING

Common stock offered by us	5,000,000 shares of common stock, par value $0.001 per share.

Option to purchase additional shares
We have granted to the underwriter an option, which is exercisable within 30 days from the date of this prospectus supplement, to purchase up to 750,000 additional shares of common stock to cover over-allotments, if any.

Common stock outstanding immediately after this offering	32,212,500 shares of common stock, of 32,962,500 shares of common stock, if the underwriter exercises in full its option to purchase up to 750,000 additional shares of common stock.

Use of proceeds
We estimate that our net proceeds from this offering will be approximately $9,229,000 after deducting estimated underwriting discounts and offering expenses payable by us ($10,665,850 if the underwriter exercises in full its option to purchase additional shares of common stock). We intend to use the net proceeds from this offering of common stock to fund the acquisition of Provital and for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk Factors
See the information described under the heading “Risk Factors” beginning on page S-11 of this prospectus supplement and other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before investing in our common stock.

NYSE MKT symbol	LIQT

The number of shares of common stock that will be outstanding immediately after this offering is based on 27,212,500 shares outstanding as of July 15, 2014 and excludes:

•	3,064,130 shares of our common stock reserved for future issuance upon the exercise of outstanding options;

•	any shares of common stock reserved for future grants under our 2013 Share Incentive Plan;

•	any shares of common stock reserved for future issuance under our 2011 compensation plan for non-employee directors;

•	7,025,575 shares of our common stock reserved for future issuance upon the exercise of outstanding warrants;

•	An indeterminable number of shares to be issued in connection with the acquisition of Provital, which will be determined by dividing DKK33.6 million (approximately $6.1 million) by the price to the public for the shares sold in this offering, subject to potential cancellation in accordance with the terms of the acquisition agreement; and

•	shares of our common stock issuable by us if the underwriter exercises its option to purchase additional shares of common stock in full.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements as may be required and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to the foregoing, we maintain a website at http://www.liqtech.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our web site copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

RISK FACTORS

An investment in our securities which may be offered hereby is subject to numerous risks, including the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein and in the section entitled “Risk Factors” beginning on page 4 of the accompanying prospectus. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents we incorporate by reference in this prospectus before investing in our securities. You could lose all or part of your investment in the securities. In addition, set forth below are additional risks with respect to our status as a smaller reporting company and as an emerging growth company:

Risks Relating to the Offering

There may be additional market sales of a substantial amount of our common stock after this offering by our current stockholders, and these sales could cause the price of our common stock to fall.

As of July 14, 2014, there were 27,212,500 shares of common stock outstanding. Each of our directors and executive officers have entered into a lock-up agreement with Craig-Hallum Capital Group LLC, which regulates their sales of our common stock for a period of 90 days after the date of this prospectus supplement, subject to certain exceptions.

Sales of substantial amounts of our common stock in the public market after this offering, or the perception that such sales will occur, could adversely affect the market price of our common stock and make it difficult for us to raise funds through securities offerings in the future. The shares offered by this prospectus supplement will be eligible for immediate sale in the public market without restriction by persons other than our affiliates.

Future financings could adversely affect common stock ownership interest and rights in comparison with those of other security holders.

Our board of directors has the power to issue additional shares of common or preferred stock without stockholder approval. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage of ownership of our existing stockholders will be reduced, and these newly issued securities may have rights, preferences or privileges senior to those of existing stockholders. If we issue additional common stock or securities convertible into common stock, such issuance will reduce the proportionate ownership and voting power of each other stockholder. In addition, such stock issuances might result in a reduction of the book value of our common stock.

We may allocate the net proceeds from this offering in ways that you may not approve.

We intend to use a portion of the net proceeds from this offering for the purchase of the capital stock of Provital Solutions A/S and the remainder for working capital and general corporate purposes. Because of the number and variability of factors that will determine our use of the proceeds from this offering, their ultimate use may vary from the currently intended use. If, for any reason, we are not able to complete the acquisition of Provital, we may allocate the net proceeds from this offering for general corporate purposes or in ways that you may not approve. As such, our management will have discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not necessarily improve our operating results or enhance the value of our common stock.

Risks Related to Our Acquisition of Provital Solutions A/S

As a private company, Provital may not have in place a system of internal control over financial reporting that is adequate to manage that business effectively as part of a public company.

If we complete the Provital acquisition, we will acquire the shares of a private company that has not previously been subject to financial reporting on the basis of U.S. GAAP, and has not been subject to periodic reporting as a public company. As a smaller private and non-U.S. company, Provital has not operated under a fully documented system for accounting and internal control over financial reporting that is required for public companies, and we may need to improve its systems. Establishing, testing and maintaining an effective system of internal control over financial reporting requires significant resources and time commitments on the part of our management and our finance and accounting staff, may require additional staffing and infrastructure investments, and would increase our costs of doing business. Moreover, if we discover aspects of Provital’s internal controls that need improvement, we cannot be certain that our remedial measures will be effective. Any failure to implement required new or improved controls, or difficulties encountered in their implementation could harm our operating results or increase our risk of material weakness or significant deficiencies in internal controls.

If we do not complete the Provital acquisition, the market price of our common stock may decline.

If we do not complete the Provital acquisition, we will have incurred significant transaction costs, including an investment of a substantial amount of management time, without realizing any of the expected benefits. Moreover, our attention to the acquisition may have cost us opportunities to pursue other potentially beneficial opportunities. The Provital acquisition is subject to certain closing conditions, including the acquisition by Masu A/S, the party to our agreement for the purchase of Provital, of the outstanding shares of capital stock of Provital not held by Masu and Masu’s completion of its due diligence in its sole discretion. If we do not complete the acquisition for any reason, the market price of our common stock may decline.

The acquisition of Provital will include the acquisition of goodwill, which is subject to a periodic impairment analysis, and a significant impairment determination in any future period could have an adverse effect on our results of operations even without a significant loss of revenue or increase in cash expenses attributable to such period.

If completed, our acquisition of Provital is expected to include approximately $7.2 million of goodwill. We will be required to evaluate this goodwill for impairment based on the fair value of Provital at least once a year. This estimated fair value could change if Provital is unable to achieve operating results at the levels that have been forecasted, the market valuation of Provital decreases based on transactions involving similar companies, or there is a permanent, negative change in the market demand for the services offered by Provital. These changes could result in an impairment of the existing goodwill balance that could require a material non-cash charge to our results of operations.

Although we expect that our acquisition of Provital will result in benefits to our business, we may not realize those benefits because of integration difficulties and other challenges. In addition, the loss of any of Provital’s key management or employees could harm our future business prospects.

The success of our acquisition of Provital will depend in large part on the ability of management to realize the anticipated benefits from combining the businesses of the company and Provital. To realize these anticipated benefits, the businesses of the company and Provital must be successfully combined. Management may face significant challenges in consolidating the functions of the company and Provital, integrating the technologies, organizations, procedures, policies and operations, as well as addressing the different business cultures at the two companies, and retaining key personnel. If integration is not successful, the anticipated benefits of the acquisition may not be realized fully or at all or may take longer to realize than expected. The integration may also be complex and time consuming and require substantial resources and effort. Our obligation to support Provital with working capital may require us to divert resources from our other businesses. The integration process and other disruptions resulting from the acquisition may disrupt each company’s ongoing businesses and/or adversely affect relationships with employees, regulators and others with whom the companies have businesses or dealings.

We will be dependent upon the existing management team of Provital for the foreseeable future. Following the acquisition of Provital, Sune Mathiesen, Chief Executive Officer of Provital, will likely become Chief Executive Officer of the combined new company and execute an employment agreement with us. If we do not maintain the services of Mr. Mathiesen or lose the services of other key employees of Provital, the future operating results and our ability to effectively integrate Provital into our business may be adversely affected.

If we are unable to manage our expected growth, our business be materially and adversely affected.

We have expanded, and expect to continue to expand, our operations, including through acquisition of Provital. Provital’s business has experienced rapid growth in recent years. The growth of our business and, if acquired, Provital’s business, could place significant strain on our management and operational and financial resources. To manage our future growth, we could be required to improve existing or implement new operational or financial systems, procedures and controls or expand, train and manage a growing employee base. Our failure to accomplish any of these tasks could materially and adversely affect our business.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents separately filed by us with the SEC that contain such information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13(a) of the Exchange Act and any of our future filings under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, made before the termination of the offering are incorporated by reference herein:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 27, 2014;

(2)	our Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2014, as filed with the SEC on May 15, 2014;

(3)	our Current Reports on Form 8-K, as filed with the SEC on May 14, 2014 and July 16, 2014;

(4)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act and all proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (1) above; and

(5)	The description of the Company’s capital stock contained in the Company’s Form 8-A filed with the SEC on November 20, 2013, which incorporates by reference the descriptions set forth in the Company’s Amendment No. 3 to its Registration Statement on Form S-1 (File No. 333-178837) filed with the SEC on February 13, 2012.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost to the requester. Requests should be made by writing or telephoning us at the following address:

Soren Degn
Chief Financial Officer
c/o LiqTech North America Inc.
1804 Buerkle Road
White Bear Lake, MN 55110
(651) 773-5850 (telephone number)
+45 4593 4983 (facsimile number)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described or incorporated by reference in “Risk Factors” beginning on page S-11. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

USE OF PROCEEDS

We expect that the net proceeds of this offering to us will be approximately $9,229,000, after deducting underwriting discounts and our estimated offering expenses.

Our estimate of the net proceeds is based on an assumed offering price of $2.06 per share, which was the closing price of our common stock on the NYSE MKT on July 14, 2014, and assumes the number of shares we sell in this offering is the same as set forth on the cover page of this prospectus supplement. A $1.00 increase or decrease in the assumed public offering price would increase or decrease the estimated net proceeds we receive from this offering by approximately $4,625,000 assuming the number of shares we sell in this offering, as set forth on the cover of this prospectus supplement remains the same and after deducting estimated offering expenses.

We intend to use approximately $2.3 million of the net proceeds from the sale of the securities described in this prospectus supplement for funding the acquisition of Provital as described in this prospectus and the remaining net proceeds for general corporate and operations purposes. If we do not complete the acquisition of Provital for any reason, we intend to use all of the net proceeds from this offering for general corporate and operations purposes. Pending any such use, we reserve the right to temporarily invest the proceeds.

UNDERWRITING

The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite its name below. The underwriter is committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriter	Number of Shares
Craig-Hallum Capital Group LLC	5,000,000

The underwriter has advised us that it proposes to offer the shares of common stock to the public at a price of $         per share. The underwriter proposes to offer the shares of common stock to certain dealers at the same price less a concession of not more than $         per share. After the offering, these figures may be changed by the underwriter.

The shares sold in this offering are expected to be ready for delivery on or about                         , 2014, against payment in immediately available funds. The underwriter may reject all or part of any order.

We have granted to the underwriter an option to purchase up to an additional 750,000 shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriter may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriter exercises the option, the underwriter will become obligated, subject to certain conditions, to purchase the shares for which it exercises the option.

The table below summarizes the underwriting discounts that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. In addition to the underwriting discount, we have agreed to pay up to $100,000 of the fees and expenses of the underwriter, which may include the fees and expenses of counsel to the underwriter. The fees and expenses of the underwriter that we have agreed to reimburse are not included in the underwriting discounts set forth in the table below. Other than the underwriter warrant described below, the underwriter has not received and will not receive from us any other item of compensation or expense in connection with this offering considered by the Financial Industry Regulatory Authority, or FINRA, to be underwriting compensation under its corporate financing rule. The underwriting discount and reimbursable expenses the underwriter will receive were determined through arms’ length negotiations between us and the underwriter.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid by us	$	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $350,000. This includes $100,000 of fees and expenses of the underwriter. These expenses are payable by us.

In addition to the underwriting discount and expense reimbursement arrangements described above, we agreed to issue to the underwriter, for a price of $50, a warrant to purchase a number of shares of our common stock equal to 5.0% of the aggregate number of shares of common stock sold in the offering. The warrants will have an exercise price equal to 110% of the public offering price of the shares sold in this offering. The warrants are immediately exercisable and will remain exercisable for five years after the effective date of this offering. Pursuant FINRA Rule 5110, the underwriter’s warrant and shares acquirable upon exercise of the warrant may not be sold, transferred, assigned, pledged, or hypothecated, or the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective disposition of the securities by any person for a period of 180 days after the effective date of this offering; provided, however, that the warrants (and underlying shares) may be transferred to officers or directors of the underwriter and members of the underwriting syndicate and their affiliates as long as the warrants (and underlying shares) remain subject to the lockup.

We also have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

We and each of our directors and officers have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of the underwriter for a period of 90 days after the date of this prospectus supplement. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by the underwriter.

To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in our common stock for its own account by selling more shares of common stock than we have sold to the underwriter. The underwriter may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the NYSE MKT or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter and selling group members may also engage in passive market making transactions in our common stock on the NYSE MKT. Passive market making consists of displaying bids on the NYSE MKT limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

The underwriter may facilitate the marketing of this offering online directly or through one of its affiliates. In those cases, prospective investors may view offering terms and a prospectus supplement online and place orders online or through their financial advisors.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Burton, Bartlett & Glogovac, Reno, Nevada. The underwriter for this offering has been represented by Faegre Baker Daniels LLP, Minneapolis, Minnesota.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and 2012 and for the years then ended included or referred to in this prospectus have been audited by Gregory & Associates, LLC, independent registered certified public accountants, and are incorporated by reference into this prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The financial statements of Provital Solutions A/S as of December 31, 2013 and 2012 and for the years then ended incorporated by reference in this prospectus have been audited by BDO Statsautoriseret revisionsaktieselskab, independent auditors, and are incorporated by reference into this prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the Company’s constituent documents, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

PROSPECTUS

LiqTech International, Inc.

$18,500,000 of Common Stock
Preferred Stock and/or
Warrants

We may offer and sell, from time to time, in one or more offerings, any combination of equity securities that we describe in this prospectus having a total initial offering price not exceeding $18,500,000.

This prospectus provides you with a general description of these securities. We will file prospectus supplements and may provide other offering material at later dates that will contain specific terms of each offering of securities by us. These supplements may also add, update or change information contained in this prospectus.

You should read this prospectus and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by a prospectus supplement.

We will sell these securities directly to our stockholders or to other purchasers or through agents on our behalf or through underwriters or dealers as designated from time to time. If any agents or underwriters are involved in the sale of any of these securities, the applicable prospectus supplement will provide the names of the agents or underwriters and any applicable fees, commission or discounts.

Our common stock is listed on the NYSE MKT under the symbol “LIQT”.

Investing in our securities involves a high degree of risk. See the section entitled “Risk Factors ” on page 4 of this prospectus and in the documents we filed with the Securities and Exchange Commission that are incorporated in this prospectus by reference for certain risks and uncertainties you should consider.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

We are an “emerging growth company” as that term is used in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and, as such, may elect to comply with certain reduced public company reporting requirements for future filings. Please refer to discussions under “Risk Factors” below concerning how and when we may lose emerging growth company status and the various exemptions that are available to us.

This prospectus is dated July 7, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus of LiqTech International, Inc., a Nevada corporation (collectively with all of its subsidiaries, the “Company”, “LiqTech”, or “we”, “us”, or “our”) is a part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell the securities described in this prospectus in one or more offerings. Based on a recent price of $2.50 of our common stock and 22,461,453 shares of our common stock held by our non-affiliates within 60 days immediately prior to the filing date of the registration statement on Form S-3 of which this prospectus is made a part, the aggregate market value of our outstanding voting and non-voting common equity held by our non-affiliates was approximately $56,153,633. As of the date of this prospectus, we have not offered any securities during the past twelve months pursuant to General Instruction I.B.6 of Form S-3.

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits and the documents incorporated herein by reference, can be read on the SEC website or at the SEC offices mentioned under the heading “Prospectus Summary — Where You Can Find More Information.”

We may provide a prospectus supplement containing specific information about the amounts, prices and terms of the securities for a particular offering. The prospectus supplement may add, update or change information in this prospectus. If the information in the prospectus is inconsistent with a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. See “Prospectus Summary — Where You Can Find More Information” for more information.

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus or any prospectus supplement. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or any prospectus supplement. This prospectus and any prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and any prospectus supplement constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate on any date subsequent to the date set forth on the front of such document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any prospectus supplement is delivered or securities are sold on a later date.

PROSPECTUS SUMMARY

Our Company

We are a clean technology company that provides state-of-the-art technologies for liquid and gas purification by manufacturing ceramic silicon carbide filters. For more than a decade, we have developed and manufactured products of re-crystallized silicon carbide. We specialize in two business areas: ceramic membranes for liquid filtration and diesel particulate filters for the control of soot exhaust particles from diesel engines. We are phasing out the fabrication of kiln furniture for the refractory industry. Using nanotechnology, we develop proprietary products using patented silicon carbide technology. Our products are based on unique silicon carbide membranes which facilitate new applications and improve existing technologies. We market our products from our offices in the United States, Denmark, Singapore and Germany, and through local representatives in France, Italy, South Korea, India, Japan and Brazil. The products are shipped directly to customers from our production facilities in the United States and Denmark. The products are shipped directly to customers from our production facilities in the United States and Denmark.

The terms “LiqTech”, “we”, “our”, “us”, the “Company” or any derivative thereof, as used herein refer to LiqTech International, Inc., a Nevada corporation, together with its direct and indirect wholly-owned subsidiaries, including LiqTech USA, Inc., a Delaware corporation (“LiqTech USA”), which owns all of the outstanding equity interest in LiqTech International A/S, a Danish limited company, organized under the Danish Act on Limited Companies of the Kingdom of Denmark (“LiqTech Int. DK”) and LiqTech NA, Inc., a Delaware corporation (“LiqTech Delaware”). Collectively, LiqTech USA, LiqTech Int. DK and LiqTech Delaware are referred to herein as our “Subsidiaries”. On August 23, 2012, LiqTech A/S, a Danish limited company (“LiqTech AS”) and former subsidiary of the Company was merged with and into LiqTech Int. DK.

We conduct operations in the Kingdom of Denmark and the United States. Our Danish operations are located in the Copenhagen, Denmark area and our U.S. operations are conducted by LiqTech Delaware located in White Bear Lake, Minnesota. In October and December 2011, we opened sales offices in France and Germany and in January 2012, we opened a sales office in Singapore.

The Offering

We may offer and sell, from time to time, in one or more offerings, any combination of equity securities that we describe in this prospectus having a total initial offering price not exceeding $18,500,000 at prices and on terms to be determined by market conditions at the time of any offering. This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities under this prospectus, we will provide a prospectus supplement that will describe the specific amounts, prices and other important terms of the securities.

The prospectus supplement also may add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. However, no prospectus supplement will fundamentally change the terms that are set forth in this prospectus or offer a security that is not registered and described in this prospectus at the time of its effectiveness.

Emerging Growth Company

We are an “emerging growth company” under the federal securities laws and will be subject to reduced public company reporting requirements.

Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the “Securities Act”) for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act, this election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies.

As an emerging growth company we may also take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of our first sale of common equity securities pursuant to an effective registration statement, (B) in which we have total annual gross revenue of at least $1.0 billion, or (C) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

For as long as we remain an emerging growth company we intend to take advantage of certain exemptions from various reporting requirements until we are no longer an emerging growth company. We also qualify as a smaller reporting company, and so long as we remain a smaller reporting company, we benefit from the same exemptions and exclusions as an emerging growth company. In the event that we cease to be an emerging growth company as a result of a lapse of the five year period, but continue to be a smaller reporting company, we would continue to be subject to the exemptions available to smaller reporting companies until such time as we were no longer a smaller reporting company.

Where You Can Find More Information

We are subject to the information requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements as may be required and other information with the SEC and filed a registration statement on Form S-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information, you should refer to the registration statement and its exhibits.

You may read and copy the registration statement and any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. You can also review our filings by accessing the website maintained by the SEC at http://www.sec.gov. The site contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. In addition to the foregoing, we maintain a website at http://www.liqtech.com. Our website content is made available for informational purposes only. It should neither be relied upon for investment purposes nor is it incorporated by reference into this prospectus. We make available on our web site copies of our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K and any amendments to such document as soon as practicable after we electronically file such material with or furnish such documents to the SEC.

About Us

We filed our Articles of Incorporation on July 1, 2004 and are incorporated under the laws of the State of Nevada. Our principal executive offices are located at Industriparken 22C, 2750 Ballerup, Denmark, and our telephone number is +4544986000. We maintain an Internet website at www.liqtech.com. Our website is not incorporated by reference into this prospectus.

RISK FACTORS

“Risk Factors” Incorporated by Reference

An investment in our securities which may be offered hereby is subject to numerous risks, including the risks described under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated by reference herein. You should carefully consider these risks, along with the information provided elsewhere in this prospectus and the documents we incorporate by reference in this prospectus before investing in our securities. You could lose all or part of your investment in the securities. In addition, set forth below are additional risks with respect to our status as a smaller reporting company and as an emerging growth company:

The Company is considered a smaller reporting company and is exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•	Had a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

•	In the case of an initial registration statement under the Securities Act or Exchange Act for shares of its common equity, had a public float of less than $75 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

•	In the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available.

As a “smaller reporting company” (in addition to and without regard to our status as an “emerging growth company”) we are not required and may not include a Compensation Discussion and Analysis section in our proxy statements; we provide only 3 years of business development information; provide fewer years of selected financial data; and have other “scaled” disclosure requirements that are less comprehensive than issuers that are not “smaller reporting companies” which could make our stock less attractive to potential investors, which could make it more difficult for you to sell your shares.

The Company is considered an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of SOX, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We will remain an emerging growth company until the earlier of (i) the last day of the fiscal year (A) following the fifth anniversary of our first sale of common equity securities pursuant to an effective registration statement, (B) in which we have total annual gross revenue of at least $1.0 billion, or (C) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, and (ii) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

For as long as we remain an “emerging growth company” we intend to take advantage of certain exemptions from various reporting requirements until we are no longer an “emerging growth company.” We also qualify as a smaller reporting company, and so long as we remain a smaller reporting company, we benefit from the same exemptions and exclusions as an emerging growth company. In the event that we cease to be an emerging growth company as a result of a lapse of the five year period, but continue to be a smaller reporting company, we would continue to be subject to the exemptions available to smaller reporting companies until such time as we were no longer a smaller reporting company.

After, and if ever, we are no longer an “emerging growth company,” we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with those requirements applicable to companies that are not “emerging growth companies,” including Section 404 of SOX.

We cannot predict if investors will find our common stock less attractive because we will rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile when trading occurs.

The JOBS Act allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies, which means that our financial statements may not be comparable to companies that comply with public company effective dates, which could make our common stock less attractive to investors.

Since, we have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act, this election allows us to delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until those standards apply to private companies. As a result of this election, our financial statements may not be comparable to companies that comply with public company effective dates.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus certain information that we file with the SEC, which means that we can disclose important information to you by referring you to other documents separately filed by us with the SEC that contain such information. The information we incorporate by reference is considered to be part of this prospectus and information we later file with the SEC will automatically update and supersede the information in this prospectus. The following documents filed by us with the SEC pursuant to Section 13(a) of the Exchange Act and any of our future filings under Sections 13(a), 13(c), 14 or 15 (d) of the Exchange Act, except for information furnished under Item 2.02 or 7.01 of Current Report on Form 8-K, or exhibits related thereto, made before the termination of the offering are incorporated by reference herein:

(1)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 27, 2014;

(2)	our Quarterly Report on Form 10-Q for the fiscal period ended March 31, 2014, as filed with the SEC on May 15, 2014;

(3)	our Current Report on Form 8-K, as filed with the SEC on May 14, 2014;

(4)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act and all proxy or information statements filed pursuant to Section 14 of the Exchange Act since the end of the fiscal year covered by the Annual Report referenced in (1) above; and

(5)	The description of the Company’s capital stock contained in the Company’s Form 8-A filed with the SEC on November 20, 2013, which incorporates by reference the descriptions set forth in the

Company’s Amendment No. 3 to its Registration Statement on Form S-1 (File No. 333-178837) filed with the SEC on February 13, 2012.

In addition, all documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act before the date our offering is terminated or complete are deemed to be incorporated by reference into, and to be a part of, this prospectus.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement but not delivered with the prospectus, other than an exhibit to these filings unless we have specifically incorporated that exhibit by reference into the filing, upon written or oral request and at no cost to the requester. Requests should be made by writing or telephoning us at the following address:

Soren Degn
Chief Financial Officer
c/o LiqTech North America Inc.
1804 Buerkle Road
White Bear Lake, MN 55110
(651) 773-5850 (telephone number)
+45 4593 4983 (facsimile number)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act regarding our business, financial condition, results of operations and prospects. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates” and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements contained in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described or incorporated by reference in “Risk Factors” beginning on page 4. You should read that section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

USE OF PROCEEDS

Unless otherwise specified in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities described in this prospectus for general corporate and operations purposes and/or to fund strategic acquisitions. The applicable prospectus supplement will provide more details on the use of proceeds of any specific offering.

PLAN OF DISTRIBUTION

We may sell the securities described in this prospectus on a continuous or delayed basis directly to purchasers, through underwriters, broker-dealers or agents that may receive compensation in the form of discounts, concessions or commissions from us or the purchasers of the securities, in “at the market offerings” within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market, on an exchange, or otherwise or through a combination of any such methods of sale. Discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

The securities may be sold from time to time in one or more transactions at fixed prices, which may be changed from time to time, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions:

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, including, as of the date of this prospectus, the NYSE MKT in the case of our common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.

Each time that we use this prospectus to sell our securities, we shall also provide a prospectus supplement. For each series of securities, the applicable prospectus supplement will set forth the terms of the offering including:

•	the public offering price;

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	the proceeds from the sale of the securities to us;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.

If we use underwriters in the sale of securities, the securities will be acquired by the underwriters for their own account. The underwriters may then resell the securities in one or more transactions at a fixed public offering price or at varying prices determined at the time of sale or thereafter. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if they purchase any securities. The public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

If we use dealers in the sale of securities, we will sell securities to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. We may solicit offers to purchase the securities directly, and we may sell the securities directly to institutional or other investors, who may be deemed underwriters within the meaning of the Securities Act with respect to any resales of those securities. The terms of these sales will be described in the applicable prospectus supplement. If we use agents in the sale of securities, unless otherwise indicated in the prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. Unless otherwise indicated in a prospectus supplement, if we sell directly, no underwriters, dealers or agents would be involved. We will not make an offer of securities in any jurisdiction that does not permit such an offer.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover overallotments, if any, in connection with the distribution. Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with SEC orders, rules and regulations and applicable law. To the extent permitted by applicable law and SEC orders, rules and regulations, an overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. To the extent permitted by applicable law and SEC orders, rules and regulations, short covering transactions involve purchases of the common stock in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the common stock originally sold by the dealer is purchased in a covering transaction to cover short positions. Those activities may cause the price of the common stock to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

Underwriters, dealers and agents that participate in any distribution of securities may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under the Securities Act. Only underwriters named in the prospectus supplement are underwriters of the securities offered in the prospectus supplement. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make.

We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institution contractually agrees to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.

Each series of securities will be a new issue of securities. Our common stock is listed on the NYSE MKT. Unless otherwise specified in the applicable prospectus supplement, our securities (other than our common stock) will not be listed on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice.

Agents, dealers and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers or underwriters may be customers of, engage in transactions with, or perform services for us and our subsidiaries in the ordinary course of business.

DESCRIPTION OF OUR CAPITAL STOCK

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. As of June 13, 2014, we had 27,212,500 shares of common stock issued and outstanding and no shares of preferred stock issued or outstanding.

Common Stock

Voting — Holders of our common stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders, including the election of directors, and do not have any right to cumulate votes in the election of directors.

Dividends — Subject to the rights and preferences of the holders of any series of preferred stock which may at the time be outstanding, holders of our common stock are entitled to receive ratably such dividends as our Board of Directors from time to time may declare out of funds legally available.

Liquidation Rights — In the event of any liquidation, dissolution or winding-up of affairs of the Company, after payment of all of our debts and liabilities and subject to the rights and preferences of the holders of any outstanding shares of any series of our preferred stock, the holders of our common stock will be entitled to share ratably in the distribution of any of our remaining assets.

Other Matters — Holders of our common stock have no conversion, preemptive or other subscription rights, and there are no redemption rights or sinking fund provisions with respect to the common stock. All of the issued and outstanding shares of common stock on the date of this report are validly issued, fully paid and non-assessable.

Preferred Stock

Our Board of Directors has the authority to issue shares of preferred stock in one or more classes or series and to fix the designations, powers, preferences and rights, the qualifications, limitations or restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series, without further vote or action by the stockholders. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders and may adversely affect the voting and other rights of the holders of our common stock.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of common stock or preferred stock. Warrants may be issued independently or together with shares of common stock or preferred stock, and may be attached to or separate from the common stock or preferred stock. We will issue each series of warrants under a separate warrant agreement to be entered into between us and the party or parties named therein, which may include a warrant agent named in the warrant agreement and the related prospectus supplement. The warrant agent, if any, will act solely as our agent in connection with the warrants of that series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants. This summary of some provisions of the securities warrants is not complete. You should refer to the securities warrant agreement, including the forms of securities warrant certificate representing the securities warrants, relating to the specific securities warrants being offered for the complete terms of the securities warrant agreement and the securities warrants. The securities warrant agreement, together with the terms of the securities warrant certificate and securities warrants, will be filed with the SEC in connection with the offering of the specific warrants.

The applicable prospectus supplement relating to the offering of warrants will describe the terms of the warrants being offered and will include, as applicable, some or all of the following:

•	The title of the warrants;

•	The aggregate number of the warrants;

•	The price or prices at which the warrants will be issued;

•	The designation, amount and terms of the offered securities purchasable upon exercise of the warrants;

•	if applicable, the date on and after which the warrants and the offered securities purchasable upon exercise of the warrants will be separately transferable;

•	The terms of the securities purchasable upon exercise of such warrants and the procedures and conditions relating to the exercise of such warrants;

•	Any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	The price or prices at which and currency or currencies in which the offered securities purchasable upon exercise of the warrants may be purchased;

•	The date on which the right to exercise the warrants shall commence and the date on which the right shall expire;

•	The minimum or maximum amount of the warrants that may be exercised at any one time;

•	Information with respect to book-entry procedures, if any;

•	If appropriate, a discussion of Federal income tax consequences; and

•	Any other material terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the form of the applicable warrant agreement, which will be filed with the SEC.

Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement, we will, as soon as practicable, forward the purchased securities. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

Prior to the exercise of any securities warrants to purchase common stock or preferred stock, holders of the warrants will not have any of the rights of holders of the common stock or preferred stock purchasable upon exercise, including, without limitation, in the case of securities warrants for the purchase of common stock or preferred stock, the right to vote or to receive any payments of dividends on the common stock or preferred stock, purchasable upon exercise.

Unless otherwise stated in the applicable prospectus supplement, each applicable warrant agreement will be governed by, and construed in accordance with, the laws of Nevada.

LEGAL MATTERS

The validity of the securities offered by this prospectus has been passed upon for us by Burton, Bartlett & Glogovac, Reno, Nevada. If legal matters in connection with offerings made pursuant to this prospectus are passed upon by counsel for the underwriters, dealers or agents, if any, such counsel will be named in the prospectus supplement relating to such offering.

EXPERTS

Our consolidated financial statements as of December 31, 2013 and 2012 and for the years then ended included or referred to in this prospectus have been audited by Gregory & Associates, LLC, independent registered certified public accountants, and are incorporated by reference into this prospectus in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the Company’s constituent documents, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

5,000,000 Shares
LiqTech International, Inc.
Common Stock

PROSPECTUS SUPPLEMENT

The date of this prospectus is                            , 2014